Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 6, 2023

HURCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2022

INDIANAPOLIS, INDIANA – January 6, 2023 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2022. Hurco recorded net income of $1,424,000, or $0.22 per diluted share, for the fourth quarter of fiscal 2022, compared to net income of $2,096,000, or $0.31 per diluted share, for the corresponding period in fiscal 2021. For fiscal year 2022, Hurco reported net income of $8,226,000, or $1.23 per diluted share, compared to net income of $6,764,000, or $1.01 per diluted share, for fiscal year 2021.

Sales and service fees for the fourth quarter of fiscal 2022 were $63,462,000, a decrease of $5,520,000, or 8%, compared to the corresponding prior year period, and included an unfavorable currency impact of $5,929,000, or 9%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for fiscal year 2022 were $250,814,000, an increase of $15,619,000, or 7%, compared to fiscal year 2021, and included an unfavorable currency impact of $13,872,000, or 6%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, President and Chief Executive Officer, stated, “It was exhilarating to be back together in September at the International Manufacturing Technology Show (IMTS), being able to showcase our new products and technological innovations over the last four years. The energy at IMTS was evident, and the attendees were highly engaged. Obviously, unprecedented events and uncertainty during the last two years have been challenging for our customers, our suppliers, and our entire industry. We are fortunate that Hurco has a strong balance sheet and decades of experience navigating industry and economic cycles that allow us to operate in such times with continuous focus on technological innovation, product development, and our long-term accretive growth strategy. The increase in sales of our advanced technology 5-axis machines in fiscal year 2022 validates our brand strategy to position Hurco as a higher technology tier machine tool manufacturer and reinforces the long-term benefit of our acquisition of LCM Precision Technology, S.r.l. (“LCM”), the Italian business we acquired in 2013 that designs and manufactures sophisticated 5-axis components. Without the negative impact of foreign currencies, we actually would have seen a small growth in fourth quarter sales and even stronger growth for the full fiscal year. We look forward to 2023 and are inspired to serve our customers, shareholders, and employees.”

The following table sets forth net sales and service fees by geographic region for the fourth quarter and fiscal year ended October 31, 2022, and 2021 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Americas	$25,810	$24,180	$1,630	7%	$95,964	$86,301	$9,663	11%
Europe	32,118	35,924	(3,806)	(11)%	126,050	117,522	8,528	7%
Asia Pacific	5,534	8,878	(3,344)	(38)%	28,800	31,372	(2,572)	(8)%
Total	$63,462	$68,982	$(5,520)	(8)%	$250,814	$235,195	$15,619	7%

Sales in the Americas for the fourth quarter and fiscal year 2022 increased by 7% and 11%, respectively, compared to the corresponding periods in fiscal 2021, primarily due to inflationary price increases and an increased volume of shipments of VM and higher-performance five-axis Hurco machines.

European sales for the fourth quarter 2022 decreased by 11%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of 15%, when translating foreign sales to U.S. dollars for financial reporting purposes. This decrease was due mainly to the negative impact of currency, partially offset by inflationary price increases and increased volume of shipments of higher-performance five-axis Hurco machines in the United Kingdom and Italy. European sales for fiscal year 2022 increased by 7%, compared to fiscal 2021, and included an unfavorable currency impact of 11%, when translating foreign sales to U.S. dollars for financial reporting purposes. This increase was primarily driven by inflationary price increases, an increased volume of shipments of higher-performance Hurco, Takumi, and Milltronics machines across the European region, as well as increased sales of electro-mechanical components and accessories manufactured by LCM.

Asian Pacific sales for the fourth quarter of fiscal 2022 decreased by 38%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of 7%, when translating foreign sales to U.S. dollars for financial reporting purposes. Asian Pacific sales for fiscal year 2022 decreased by 8%, compared to fiscal 2021, and included an unfavorable currency impact of 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decreases in Asian Pacific sales for the fourth quarter and fiscal year primarily resulted from a reduced volume of shipments of Hurco and Takumi machines in China and Southeast Asia, partially offset by an increased volume of shipments of Hurco machines in India. The reduced volume of shipments of Hurco and Takumi machines in China was primarily due to recent COVID-19 lockdowns and similar restrictions in major Chinese markets pursuant to China’s zero-tolerance COVID-19 policy.

Orders for the fourth quarter of fiscal 2022 were $58,336,000, a decrease of $17,330,000, or 23%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of $7,115,000, or 9%, when translating foreign orders to U.S. dollars. Orders for fiscal year 2022 were $240,931,000, a decrease of $24,490,000, or 9%, compared to fiscal 2021, and included an unfavorable currency impact of $14,294,000, or 5%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal year ended October 31, 2022, and 2021 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Americas	$24,079	$28,779	$(4,700)	(16)%	$92,268	$95,767	$(3,499)	(4)%
Europe	27,592	39,608	(12,016)	(30)%	122,556	133,802	(11,246)	(8)%
Asia Pacific	6,665	7,279	(614)	(8)%	26,107	35,852	(9,745)	(27)%
Total	$58,336	$75,666	$(17,330)	(23)%	$240,931	$265,421	$(24,490)	(9)%

Orders in the Americas for the fourth quarter and fiscal year 2022 decreased by 16% and 4%, respectively, compared to the corresponding periods in fiscal 2021, primarily due to decreased customer demand for Hurco and Milltronics machines, partially offset by inflationary price increases implemented during fiscal year 2022. Despite the year-over-year decrease in total machine order volume, machine orders for Hurco lathes and higher-performance five-axis machines increased during the fiscal year.

European orders for the fourth quarter of fiscal 2022 decreased by 30%, compared to the corresponding prior year period, and included an unfavorable currency impact of 16%, when translating foreign orders to U.S. dollars. This decrease was driven primarily by decreased customer demand for Hurco and Takumi machines across the European region, partially offset by inflationary price increases implemented during fiscal year 2022, as well as increased customer demand for Milltronics machines across the region. European orders for fiscal year 2022 decreased by 8%, compared to fiscal 2021, and included an unfavorable currency impact of 10%, when translating foreign orders to U.S. dollars. This decrease was primarily attributable to the negative impact of currency and decreased customer demand for electro-mechanical components manufactured by LCM and Hurco machines in the United Kingdom, France, and Italy, partially offset by inflationary price increases implemented during fiscal year 2022 and increased demand for Hurco and Takumi machines in Germany and Milltronics machines across the region.

Asian Pacific orders for the fourth quarter and fiscal year 2022 decreased by 8% and 27%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of 12% and 4%, respectively, when translating foreign orders to U.S. dollars. The decreases in Asian Pacific orders year- over-year were driven primarily by decreased customer demand for Hurco and Takumi machines in China and Southeast Asia due to recent COVID-19 lockdowns and similar restrictions, partially offset by increased demand for Hurco machines in India.

Gross profit for the fourth quarter of fiscal 2022 was $17,570,000, or 28% of sales, compared to $16,934,000, or 25% of sales, for the corresponding prior year period. Gross profit for fiscal year 2022 was $64,478,000, or 26% of sales, compared to $56,249,000, or 24% of sales, for fiscal 2021. During fiscal year 2021, we recorded approximately $1,243,000, or 1% of sales, for the employee retention credit extended to companies under the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act and the American Rescue Plan Act of 2021 (the “employee retention credit”). While the employee retention credit did not recur in fiscal 2022, gross profit as a percentage of sales in the 2022 periods benefited from increased sales of higher-performance machines, improved leverage of fixed overhead costs, and inflationary price increases implemented during fiscal year 2022.

Selling, general, and administrative expenses for the fourth quarter of fiscal 2022 were $14,872,000, or 23% of sales, compared to $13,829,000, or 20% of sales, in the corresponding fiscal 2021 period, and included a favorable currency impact of $917,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses fiscal year 2022 were $51,731,000, or 21% of sales, compared to $46,001,000, or 20% of sales, in fiscal 2021, and included a favorable currency impact of $2,190,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year- over-year increases in selling, general, and administrative expenses in the fourth quarter and fiscal year 2022 were driven primarily by increases in marketing and tradeshow expenses (IMTS in September 2022), sales commissions, and employee benefit and compensation costs, as well as increased one-time costs for administrative services. Selling, general, and administrative expenses for fiscal 2021 also included an employee retention credit of $1,672,000, or 1% of sales.

The effective tax rates for the fourth quarter and fiscal year 2022 were 31% for each period, compared to 26% and 33%, respectively, for the corresponding prior year periods. The year-over-year changes in the effective tax rates were primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, various discrete tax items, and changes in income tax laws to address the unfavorable impact of the COVID-19 pandemic.

Cash and cash equivalents totaled $63,922,000 at October 31, 2022, compared to $84,063,000 at October 31, 2021. Working capital was $194,733,000 at October 31, 2022, compared to $208,700,000 at October 31, 2021. The decrease in working capital was primarily driven by decreases in cash and cash equivalents, prepaid assets and accounts receivable, partially offset by decreases in accounts payable and customer deposits and an increase in inventories.

Also today, Hurco announced that its Board of Directors approved a share repurchase program in an aggregate amount of up to $25,000,000. Repurchases under the program may be made in the open market or through privately negotiated transactions from time to time through November 10, 2024, subject to applicable laws and regulations. The program may be amended, suspended, or discontinued at any time and does not commit Hurco to repurchase any shares of its common stock. Hurco’s existing share repurchase program also remains in effect, under which $4.1 million remained available as of January 6, 2023.

Greg Volovic stated, “It is critical that we continue to have a balanced capital allocation strategy that prioritizes a strong balance sheet and optimal liquidity while recognizing the importance of accretive growth and shareholder value We have implemented a two-year stock repurchase plan that we believe will enhance shareholder value and continue to allow us to invest in capital expenditures, make new investments in emerging technologies and research and development, and pay dividends. While we evaluated potential strategic acquisitions during fiscal year 2022, the volatile macroeconomic environment was not conducive to transacting.  We remain committed to evaluating future acquisitions and believe that economic downturns will present opportunities to acquire businesses accretive to ours.  The ability to return value to shareholders, even during periods of economic uncertainty, is a testament to the company’s fiscally responsible culture and long-term growth perspective.”

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe, and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs, and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2022	2021	2022	2021

	(unaudited)
Sales and service fees	$ 63,462	$ 68,982	$ 250,814	$ 235,195
Cost of sales and service	45,892	52,048	186,336	178,946
Gross profit	17,570	16,934	64,478	56,249
Selling, general and administrative expenses	14,872	13,829	51,731	46,001
Operating income	2,698	3,105	12,747	10,248
Interest expense	5	1	27	24
Interest income	10	1	79	34
Investment income	4	19	174	173
Other expense, net	655	273	1,095	310
Income before taxes	2,052	2,851	11,878	10,121
Provision for income taxes	628	755	3,652	3,357
Net income	$ 1,424	$ 2,096	$ 8,226	$ 6,764

Income per common share
Basic	$ 0.22	$ 0.31	$ 1.24	$ 1.01
Diluted	$ 0.22	$ 0.31	$ 1.23	$ 1.01
Weighted average common shares outstanding
Basic	6,567	6,607	6,580	6,595
Diluted	6,616	6,633	6,632	6,608

Dividends per share	$ 0.15	$ 0.14	$ 0.59	$ 0.55

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended October 31,		Fiscal Year Ended October 31,
Operating Data:	2022	2021	2022	2021

	(unaudited)
Gross margin	28%	25%	26%	24%
SG&A expense as a percentage of sales	23%	20%	21%	20%
Operating income as a percentage of sales	4%	5%	5%	4%
Pre-tax income as a percentage of sales	3%	4%	5%	4%
Effective tax rate	31%	26%	31%	33%
Depreciation and amortization	$ 962	$ 1,043	$ 3,918	$ 4,193
Capital expenditures	$ 565	$ 535	$ 2,193	$ 2,369

Balance Sheet Data:	10/31/2022	10/31/2021
Working capital	$ 194,733	$ 208,700
Days sales outstanding (unaudited)	38	42
Inventory turns (unaudited)	1.2	1.2
Capitalization
Total debt	--	--
Shareholders' equity	222,644	238,419
Total Capitalization	$ 222,644	$ 238,419

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	October 31,	October 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$ 63,922	$ 84,063
Accounts receivable, net	38,444	42,620
Inventories, net	156,207	148,216
Derivative assets	2,515	905
Prepaid and other assets	6,981	14,066
Total current assets	268,069	289,870
Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	26,532	29,533
Leasehold improvements	4,351	5,172
	39,103	42,925
Less accumulated depreciation and amortization	(30,620)	(32,318)
Total property and equipment, net	8,483	10,607
Non-current assets:
Software development costs, less accumulated amortization	7,302	7,553
Intangible assets, net	1,246	1,565
Operating lease - right of use assets, net	8,460	10,624
Deferred income taxes	3,442	3,154
Investments and other assets, net	9,235	9,562
Total non-current assets	29,685	32,458
Total assets	$ 306,237	$ 332,935

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 40,707	$ 48,881
Customer deposits	4,839	8,593
Derivative liabilities	3,632	467
Operating lease liabilities	3,973	4,221
Accrued payroll and employee benefits	10,751	10,389
Accrued income taxes	2,611	1,192
Accrued expenses	5,397	5,911
Accrued warranty expenses	1,426	1,516
Total current liabilities	73,336	81,170
Non-current liabilities:
Deferred income taxes	67	68
Accrued tax liability	1,281	1,749
Operating lease liabilities	4,814	6,794
Deferred credits and other	4,095	4,735
Total non-current liabilities	10,257	13,346
Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,645,352 and 6,691,052 shares issued and 6,566,994 and 6,617,717 shares outstanding, as of October 31, 2022 and October 31, 2021, respectively	657	662
Additional paid-in capital	63,635	63,924
Retained earnings	179,877	175,574
Accumulated other comprehensive loss	(21,525)	(1,741)
Total shareholders' equity	222,644	238,419
Total liabilities and shareholders' equity	$ 306,237	$ 332,935